Exhibit 4.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made as of this 1 day of January 2013, between Michail S. Zolotas (the "Executive") and NewLead Holdings, Ltd. (the "Company"), a Bermuda corporation.

1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of January 1st, 2013 (the "Commencement Date") and ending on December 31, 2018 (the "Expiration Date"), unless sooner terminated in accordance with the provisions of Section 4 or extended as hereinafter provided (such period, as it may be extended or terminated, is the "Term"). Beginning on December 31, 2018 and on each December 31 thereafter, the Term shall extend for an additional one-year period from the then current Expiration Date of the Term, which next anniversary date shall become the new Expiration Date, unless at least 180 days prior to the current Expiration Date either Executive or the Company provides written notice to the other party electing not to extend the Term.

2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its Chief Executive Officer and Chairman of the Board, to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Executive. Executive shall report to the Company's Board of Directors (the "Board"), and shall be subject to the supervision of, and shall have such authority as is delegated by the Board, which authority shall be sufficient to perform Executive's duties hereunder. The Board shall nominate Executive for election by the Company's shareholders to serve as the Chairman of the Company's Board during the Term. Executive's principal place of employment shall be Athens, Greece, although Executive will be required to travel from time to time in the course of performing his duties for the Company. Executive shall devote his full business time and reasonable best efforts in the performance of the foregoing services, provided that Executive may serve on the board of directors of charitable organizations that are not in conflict with Executive's primary responsibilities and obligations to the Company.

3. Compensation and Benefits.

3.1 Salary.

(a) Beginning on the Commencement Date and continuing through December 31, 2018, the Company shall pay the Executive a base salary at the rate of US$1,500,000 per annum.

(b) Commencing for 2015 and continuing thereafter for each additional calendar year in the Term, the Company's Board shall review the Executive's then current base salary for increases, but not decreases.

(c) The Company shall settle the Executive's base salary by delivering to the Executive shares of the Company's Common Stock under Rule S3, every year in advance beginning for the year 2014.

(d) For the year 2013, the Company shall settle the Executive's base salary by May 30th, 2013, as stipulated herein.

(e) For the 2013, the price per share shall be deemed to be the average value of the last thirty trading days preceding the date on which the shares are deemed to be delivered to the Executive.

(f) For the 2014 and for each subsequent year, the price per share shall be deemed to be the average of the last 365 days preceding the date on which the shares are deemed to be delivered to the Executive.

3.2 Annual Incentive.

(a) Commencing for 2013, for each calendar year in the Term (each, a "Performance Period"), Executive will be eligible to receive an annual bonus, in the sole discretion of the Board, in a target amount of 300% of Executive's then current base salary (the "Target Bonus"). The Target Bonus for each Performance Period will be based on such factors as the Board and Executive shall in good faith agree upon on an annual basis in writing, such factors to be agreed no later than 60 days following the start of each Performance Period save for 2013, which Target Bonus would be agreed by May 30th, 2013. The bonus factors shall include consideration for Executive's contributions to the Company's revenue growth, profit growth and any other targets as mutually agreed between Executive and the Company in good faith. Each bonus, if any, shall be paid on or before March 1 of the year following the Performance Period to which the bonus relates.

(b) The Company shall settle the Executive's annual bonus by delivering to the Executive shares of the Company's Common Stock or warrants.

(c) The price per share shall be deemed to be the average value of the last sixty trading days preceding the date on which the Target Bonus is agreed between the Company and the Executive.

3.3 Change in Control. Unless the terms or an Award or a Plan are more generous to Executive (in which event the terms of the Award and the Plan shall control), on the effective date of a Change in Control, the Company shall fully vest any Award held by the Executive.

3.4 Benefits. The Company shall contribute on Executive's behalf to the applicable Greek social security and social insurance programs. In addition, the Company shall reimburse Executive for the monthly premiums paid by Executive to purchase private family health insurance coverage and long term disability income insurance paying a benefit equal to the lesser of $10,000 per month and 60% of his initial base salary following an elimination period of not less than 120 days, and term life insurance equal to $2,500,000.

3.5 Reimbursement of Certain Expenses. The Company shall reimburse Executive for such reasonable and necessary business expenses incurred by Executive while Executive is employed by the Company, which are directly related to the furtherance of the Company's business. When traveling on Company business, the Executive may travel business class. Executive must submit any request for reimbursement no later than ninety (90) days following the date the business expense is incurred in accordance with the Company's reimbursement policy. Business expenses

must be substantiated by appropriate receipts and documentation. The Company may request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement.

4. Termination of Term.

4.1 Termination Because of Expiration. Executive's employment shall terminate on the Expiration Date, but only if appropriate notice is given at least 180 days prior to the Expiration Date in accordance with Section 1.

4.2 Termination by Company for Cause. The Company may terminate the Executive's employment for Cause upon contemporaneous written notice by the Company to Executive.

4.3 Termination by Company without Cause. The Company may terminate the Executive's employment without Cause upon 90 days prior written notice to Executive.

4.4 Resignation by Executive for Good Reason. Executive may resign his employment for Good Reason, provided that, within sixty (60) days of the occurrence of the Company's act on which the Good Reason resignation is based, Executive notifies the Company in writing of his intent to resign for Good Reason and identifies the Company's acts on which the resignation is based. Executive's resignation shall become effective on the 30th day following the date the Company receives Executive's notice, but only if the Company fails to fully cure the acts on which Executive's resignation for Good Reason is based.

4.5 Resignation by Executive without Good Reason. Executive may resign his employment without Good Reason on 90 days prior written notice to the Company.

4.6 Death. Executive's employment shall terminate on his death.

4.7 Disability. The Company may terminate Executive's employment on 90 days prior notice following a determination that Executive is subject to a Disability.

5. Effect of Termination.

5.1 Termination on Expiration, for Cause, at the Election of Executive or on Death. If Executive's employment is terminated at the Expiration Date of the Term pursuant to Section 4.1, or the Company terminates Executive's employment for Cause pursuant to Section 4.2 or Executive resigns his employment without Good Reason pursuant to Section 4.5, the Company shall pay to Executive only the Accrued Obligations within thirty (30) days following the effective date of the termination of his employment.

5.2 Termination due to Death or Disability. If Executive's employment terminates because of his death pursuant to Section 4.6 or because of a Disability pursuant to Section 4.7, the Company shall pay to Executive or his estate the Accrued Obligations, continue to pay to Executive or his estate, as applicable, in US dollars his base salary from the date his employment terminates through the then current Expiration Date and pay to Executive a pro rated bonus for the year in which the termination of his employment occurs based on the Company's and Executive's actual achievement of the bonus factors in force for such year in accordance with Section 3.2. The pro rated bonus shall be payable in a lump sum in US dollars on or before March 1 of the year following the year in which the termination of Executive's employment occurs.

5.3 Termination without Cause or with Good Reason.

(a) If prior to the effective date of a Change in Control or after the second anniversary of the effective date of a Change in Control, the Company terminates Executive's employment without Cause pursuant to Section 4.3 or Executive resigns his employment for Good Reason pursuant to Section 4.4, the Company shall pay to Executive or his estate the Accrued Obligations, continue to pay to Executive or his estate, as applicable, in US dollars his base salary from the date his employment terminates through the then current Expiration Date, pay to Executive a pro rated bonus for the year in which the termination of Executive's employment occurs based on the Company's and Executive's actual achievement of the bonus factors in force for such year in accordance with Section 3.2 and shall fully vest any Award held by the Executive as of the date his employment terminates. The pro rated bonus shall be payable in a lump sum in US dollars on or before March 1 of the year following the year in which the termination of Executive's employment occurs.

(b) If on or after the effective date of a Change in Control and on or prior to the second anniversary of the effective date of a Change in Control, the Company terminates Executive's employment without Cause pursuant to Section 4.3 or Executive resigns his employment for Good Reason pursuant to Section 4.4, the Company shall pay to Executive the Accrued Obligations and an amount in US dollars equal to five (20) times the sum of Executive's then current base salary in cash and annual Target Bonus in cash , payable in a lump sum within 30 days following the date the termination of Executive's employment becomes effective. For purposes of clarity, the termination of Executive's employment without Cause or for Good Reason shall be deemed to be on the effective date of a Change in Control: (i) if Executive's employment with the Company is terminated prior to the effective date of a Change in Control Date; and (ii) it is reasonably demonstrated by Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with or in anticipation of a Change in Control.

5.4 Release Required. The severance benefits payable under Section 5.2 and 5.3 are conditioned on Executive (or his estate in the event of his death) executing and delivering to the Company within thirty (30) days following the date on which the termination of the Executive's employment becomes effective a complete and general release of all legal claims in favor of the Company, its affiliates and subsidiaries, and all of their directors, officers, employees and agents, in a form satisfactory to the Company.

6. Definitions.

6.1 "Accrued Obligations" means the sum of Executive's base salary, any accrued, but unpaid annual bonus from the prior Performance Period, accrued, but unused vacation and incurred, but unreimbursed expenses through the last day of Executive's actual employment by the Company.

6.2 "Award" means any stock option, restricted stock or other stock based awards granted to Executive at any time under the Equity Plan.

6.3 "Cause" means that: (i) Executive has engaged in dishonesty, gross negligence or gross misconduct that is materially injurious to the Company which, if curable, has not been cured by Executive within 30 days after he has received written notice from the Company stating with

reasonable specificity the nature of such conduct; (ii) Executive's commission of, or his conviction or entry of nolo contendere to any crime involving fraud or embezzlement of Company property or to an indictable offense; or (iii) Executive's material breach of his duties under this Agreement, which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

6.4 "Change in Control" means: (i) the sale or disposition, in one or a series of related transactions within any twelve (12) month period ending on the date of the most recent acquisition by such person or persons, of more than 50% of the assets of the Company to any "person" or "group" (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act); (ii) any person or group is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in one or a series of related transactions within any twelve (12) month period ending on the date of the most recent acquisition by such person or persons, of the Company's outstanding equity representing more than 50% of the total voting power of the Company's equity; or (iii) the Company undergoes a merger, reorganization or other consolidation in which the owners of the Company's outstanding equity ownership immediately prior to such merger, reorganization or consolidation own less than 50% of the surviving entity's voting power immediately after the transaction.

6.5 "Disability" means that Executive, due to a physical or mental disability, is unable to perform the services contemplated under this Agreement for a period of 120 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, as determined by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to whether Executive has a Disability shall be binding on all parties.

6.6 "Equity Plan" means the NewLead Holdings, Ltd. Second Amended and Restated 2005 Equity Incentive Plan, as amended, and any other stock option or equity incentive plan adopted and maintained by the Company from time to time.

6.7 "Good Reason" means, without Executive's written consent, (i) a material diminution in the responsibilities and duties assigned to Executive; (ii) the assignment to Executive of duties inconsistent in any material respect with the duties of the Chief Executive Officer and President; (iii) the removal of the Executive as Vice Chairman of the Company's Board of Directors while the Executive remains employed with the Company; (iv) a material reduction in base salary, Executive's annual bonus opportunity (as set forth in Section 3.2 of this Agreement) or other benefits or a failure to pay same when due; (v) a material breach of this Agreement by the Company; or (vi) the Company's failure to obtain the assignment and assumption of this Agreement by a successor in connection with a Change in Control as contemplated by Section 14.1 of this Agreement (unless such assumption occurs by operation of law).

7. Indemnification. Executive shall be entitled to indemnification rights in accordance with the Company's by-laws as in effect on the Commencement Date.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

9. Other Agreements. Executive represents that Executive's performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) other agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive's employment with the Company or (ii) other agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

10. Jury Waiver. Executive and the Company agree to waive trial by jury with respect to any claims arising out of or relating to this Agreement or Executive's employment by the Company.

11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the European Union and the Nation of Greece without regard to principles of conflicts of laws thereunder.

13. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by Greek registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party's last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.

14. Successors and Assigns.

14.1 Assumption by Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Successions by virtue of the sale of stock shall be governed by operation of law.

14.2 Successor Benefits. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

15. Miscellaneous.

15.1 No Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent

given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

15.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

____
Michail S. Zolotas

NEWLEAD HOLDINGS, LTD.

By:____________________________
Its: